Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Norama Ltd.,

We consent to the use of our audit report dated May 30, 2003, except as to notes 17 and 18 which are as of October 17, 2003, on the consolidated balance sheets of Norama Ltd. as at March 31, 2002 and 2003 and the consolidated statements of operations and retained earnings and cash flows for each of the years in the three-year period ended March 31, 2003 included herein and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

Chartered Accountants

Edmonton, Canada

June 21, 2005